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                                                                     EXHIBIT 11

                        PHYCOR, INC. AND SUBSIDIARIES

            Statement Regarding Computation of Earnings Per Share
   (all amounts are expressed in thousands, except for earnings per share)


                                                      1996     1995       1994
                                                    -------   -------   -------
Earnings per common share:
    Net income (in thousands)                       $36,380    7,140     11,675
                                                    =======  =======    =======

    Weighted average common shares outstanding       61,096   17,247     24,219
                                                    =======  =======    =======

    Earnings per share                              $   .60     0.41       0.48
                                                    =======  =======    =======

Earnings per common share, assuming full dilution:
    Net income (in thousands)                                           $11,675
    Interest on subordinated debentures                                   2,121
                                                                        -------

    Adjusted net income (in thousands)                                  $13,796
                                                                        =======

    Weighted average common shares outstanding                           28,952
                                                                        =======

    Earnings per share                                                  $  0.47
                                                                        =======


Note: The convertible debentures were not included in the calculation of the fully diluted earnings per share calculation since the effect of inclusion would be antidilutive.